Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Avidbank Holdings, Inc. on Form S-1/Amendment No.1 of our report dated April 11, 2025 on the consolidated financial statements of Avidbank Holdings, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Sacramento, California

August 4, 2025